Exhibit 10.16

              April 10, 2004

Ms. Amanda Bokman

Dear Amanda:

        Pursuant to our discussions regarding your employment with J. Crew Group, Inc. (the "Parent") and its operating subsidiaries (collectively with the Parent, the "Company"), we thought it would be useful to lay out the terms and conditions of our agreement in this letter agreement ("Agreement") for all parties to sign.

1.    Employment.

        (a)    The Company hereby agrees to employ you during the "Employment Period" (as defined below) as Executive Vice President and Chief Financial Officer, and you hereby agree to serve the Company in such capacity. You shall report to the Chief Executive Officer of the Company.

        (b)    During the Employment Period, you shall devote your full business time and energy, attention, skills and ability to the performance of your duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company. Accordingly, you may not, directly or indirectly, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, consultant, agent or representative of, any type of business or service (other than as an employee of the Company), provided that it shall not be a violation of the foregoing for you to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage your personal, financial and legal affairs, so long as such activities (described in clauses (i) or (ii)) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder.

2.    Employment Period.

        (a)    Unless terminated sooner as provided in the next succeeding sentence of this Section 2(a), the "Employment Period" shall begin on a date to be mutually determined (the "Commencement Date") and shall terminate on the day preceding the fourth anniversary of the Commencement Date; provided that the Employment Period shall be extended automatically for successive one-year periods beginning on the fourth anniversary of the Commencement Date unless notice of an election not to extend the Employment Period is served by either party on the other party at least 30 days prior to the date this Agreement would otherwise expire absent an extension. Notwithstanding the foregoing, the Employment Period shall terminate upon the earliest to occur of (i) your death or Disability (as defined below), (ii) voluntary termination of employment by you without Good Reason (as defined below) on at least two months prior notice, (iii) voluntary termination of employment by you for Good Reason in accordance with the procedure outlined in Section 2(d) below, (iv) termination of employment by the Company without Cause (as defined below) or (v) termination of employment by the Company for Cause. The date the Employment Period terminates as provided above shall be referred to hereafter as the "Termination Date".

        (b)    Upon termination of the Employment Period for any reason, you shall be entitled to any earned but unpaid Base Salary (as defined below) as of the Termination Date. If the Company terminates the Employment Period without Cause or you terminate the Employment Period for Good Reason or the Company terminates this Agreement prior to the commencement of the Employment Period other than under circumstances that would constitute "Cause" (as defined below), you will be entitled to the following severance benefits (the "Severance Benefits"): (i) continuation of your Base Salary as in effect immediately prior to such termination (your "Ending Base Salary", and such continuation of your Ending Base Salary being referred to herein as the "Continuation Severance Payment") and medical benefits, which may be provided by the Company reimbursing payment of COBRA premiums ("Continuation Medical Benefit") for a period of twelve (12) months (the "Severance Period") after the Termination Date; (ii) the unpaid Annual Bonus, if any, earned in accordance with Section 3(b) herein, for the fiscal year ending prior to the Termination Date; and

(iii) a lump sum amount equal to the product of (x) the Annual Bonus, if any, that you would have earned in the fiscal year which includes the Termination Date had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the Termination Date through the Termination Date and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company ("Pro-Rata Bonus"), provided that if the Commencement Date is on or before May 10, 2004 and the Termination Date occurs during fiscal year 2004, the Pro-Rata Bonus shall not be less than the FY "04 Guaranteed Bonus that you would be entitled to under Section 3(b) herein; provided that the Severance Benefits are subject to and conditioned upon your execution of a valid general release and waiver in a form reasonably satisfactory to the Company waiving all claims that you may have against the Company, its successors, assigns, affiliates, employees, officers and directors and your compliance with the provisions set forth in paragraph 4 hereof. Notwithstanding anything herein to the contrary, your right to receive the Continuation Severance Payment during the Severance Period shall terminate effective immediately upon the date that you become employed by a new employer or otherwise begin providing services for an entity as a consultant or otherwise ("New Employment"); provided that if the cash compensation you receive pursuant to such New Employment, including without limitation guaranteed bonus payments relating to the Severance Period whether or not paid during the Severance Period ("New Compensation"), is less than your Ending Base Salary, the Company will continue to pay you an incremental amount during the remaining Severance Period such that the New Compensation payments you receive together with such incremental amount will equal your Ending Base Salary on an annualized basis and your right to receive the Continuation Medical Benefit shall cease immediately upon your being eligible for coverage under another group health plan. Notwithstanding the foregoing, you will not be obligated to seek New Employment. You shall immediately notify the Company upon obtaining New Employment and provide all information regarding medical benefits coverage reasonably requested by the Company. The Company shall have no additional obligations under this Agreement, including under any severance or termination pay plan, and your rights under any benefit plan of the Company to vested benefits or welfare benefits will be determined pursuant to the terms of the applicable plan.

        (c)    For purposes of this Agreement, the term "Cause" shall mean (i) the indictment for a felony, (ii) willful misconduct or gross negligence in connection with the performance of your duties as an employee of the Company, (iii) a material breach of this Agreement, including without limitation, your failure to perform your duties and responsibilities hereunder in any material respect, (iv) a fraudulent act or omission by you adverse to the reputation of the Company or any affiliate, (v) the disclosure by you of any Confidential Information (as defined below) to persons not authorized to know same, (vi) a violation of or failure to comply with any Company policy other than any violation or failure that is both minor and unintentional, and (vii) a violation of or failure to comply with any provision of the Company's Code of Ethics and Business Practices, or any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law. If subsequent to the termination of your employment, it is discovered that your employment could have been terminated for Cause, your employment shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause in which event the Company shall be entitled to immediately cease providing any Severance Benefits to you or on your behalf and recover any payments previously made to you or on your behalf in the form of Severance Benefits and any release and waiver that you may have executed shall be of void and of no force and effect. In addition, for purposes of this Agreement, the term "Disability" shall mean your incapacity due to physical or mental illness or injury, which results in your being unable to perform your duties hereunder for a period of ninety (90) consecutive working days, and within thirty (30) days after the Company notifies you that your employment is being terminated for Disability, you shall not have returned to the performance of your duties on a full-time basis.

        (d)    For purposes of this Agreement, the term "Good Reason" shall mean (i) any action by the Company that results in a material and continuing diminution in your duties or responsibilities or (ii) a relocation of your principal place of employment to more than thirty-five (35) miles from the Company's principal executive offices in New York, NY, in each case, without your written consent. Termination of your employment for "Good Reason" shall not be effective until you deliver to the Board of Directors of Parent ("Board") a written notice specifically identifying the conduct of the Company which you believe constitutes "Good Reason" in accordance with this Section 2(d) and you provide the Board at least thirty (30) days to remedy such conduct.

3.    Compensation and Benefits.

        (a)    Base Salary.    During the Employment Period, your annual base salary shall be $400,000 ("Base Salary") and shall be paid pursuant to regular Company payroll practices for the senior executives of the Company.

        (b)    Annual Bonus.    In addition to the Base Salary, in each fiscal year during the Employment Period, you will have the opportunity to earn an annual bonus ("Annual Bonus") at the following percentages of your Base Salary if both the Company achieves certain performance objectives (which will be determined by the Company for each such fiscal year in accordance with the Company's bonus plan) and you achieve your performance goals established by the Company after consultation with you: target bonus of 50% up to a maximum bonus of 100% of Base Salary. Notwithstanding the foregoing, if the Commencement Date is on or before May 10, 2004, your Annual Bonus for the fiscal year beginning February 1, 2004 will be at least $150,000 (the "FY '04 Guaranteed Bonus") regardless of whether the performance objectives for such fiscal year are achieved. Any Annual Bonus payable above the FY '04 Guaranteed Bonus, if applicable, will be pro-rated based on the Commencement Date. Except as specifically provided in Section 2(b) hereof, any Annual Bonus will be paid only if you are actively employed with the Company and not in breach of this Agreement on the date of actual payment. If the Commencement Date is after May 10, 2004, you will not be eligible for the FY "04 Guaranteed Bonus and any Annual Bonus payable to you for the fiscal year beginning February 1, 2004 will be prorated based on the Commencement Date.

        (c)    Initial Stock Options.    As soon as reasonably practicable after the Commencement Date and subject to the approval of the Board or a Committee thereof, the Company will cause Parent to grant you a non-qualified stock option (the "Initial Option Grant I") to purchase 35,000 shares of common stock of Parent (the "Common Stock") at an exercise price equal to $6.82 per share. Twenty-five (25%) percent of the shares underlying the Initial Option Grant I shall vest and become exercisable each year on the anniversary of the grant date beginning with the first anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary.

        (d)    Premium Stock Options.    As soon as reasonably practicable after the Commencement Date and subject to the approval of the Board or a Committee thereof, the Company will cause Parent to grant you (i) a non-qualified stock option to purchase 10,000 shares of Common Stock at an exercise price equal to $15.00 per share and (ii) a non-qualified stock option to purchase 10,000 shares of Common Stock at an exercise price equal to $25.00 per share (collectively, the "Premium Options Grant I"). Twenty-five (25%) percent of the shares underlying the Premium Options Grant shall vest and become exercisable each year on the anniversary of the grant date beginning on the second anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary.

        (e)    Additional Stock Options.    Provided that you are still actively employed by the Company in April 2005 and that you have met or exceeded performance expectations and subject to the approval of the Board or a Committee thereof, the Company intends for you to receive in April 2005: (i) a non-qualified option to purchase 5,000 shares of Common Stock, at a minimum, at an exercise price equal to $6.82 per share (the "Initial Option Grant II"), (ii) a non-qualified option to purchase 5,000 shares of Common Stock, at a minimum, at an exercise price equal to $15.00 per share and

(iii) a non-qualified option to purchase 5,000 shares of Common Stock, at a minimum, at an exercise price equal to $25.00 per share (the options referred to in (ii) and (iii) being collectively referred to herein as the "Premium Options Grant II"). Twenty-five (25%) percent of the shares underlying the Initial Option Grant II shall vest and become exercisable each year on the anniversary of the grant date beginning with the first anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary. Twenty-five (25%) percent of the shares underlying the Premium Options Grant II shall vest and become exercisable each year on the anniversary of the grant date beginning on the second anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary.

        (f)    Restricted Stock.    As soon as reasonably practicable after the Commencement Date and subject to the approval of the Board or a Committee thereof, the Company will also cause Parent to grant you 25,000 restricted shares of Common Stock (the "Restricted Stock Grant"). Twenty-five (25%) percent of the shares underlying the Restricted Stock Grant shall vest on each anniversary of the grant date beginning on the second anniversary thereof, provided that you continue to be actively employed by the Company on such anniversary.

        (g)    Terms of Options and Restricted Stock.    The Initial Option Grant I, the Initial Option Grant II, the Premium Options Grant I and the Premium Options Grant II (collectively herein referred to as the "Options") and the Restricted Stock Grant shall be subject to and governed by the terms and conditions of the Company's 2003 Equity Incentive Plan (the "Equity Plan", a copy of which has been provided to you) and shall be evidenced by a separate stock option grant agreement or restricted stock grant agreement, as the case may be. All Options that have not become exercisable on or before the Termination Date shall immediately terminate on the Termination Date. The Options which have become exercisable on or before the Termination Date shall expire on the earlier of (i) the commencement of business on the date your employment is terminated for Cause; (ii) 90 days after the date your employment is terminated for any reason other than Cause, retirement, death or Disability; (iii) one year after the date your employment is terminated by reason of death, retirement or Disability; or (iv) the 10th anniversary of the grant date for such Option(s).

        (h)    Employee Benefits.    During the Employment Period, you will be entitled to participate in the Company's benefit package made generally available to senior executives of the Company. Currently, the Company's benefit package includes paid time off days, holidays, life insurance, medical and dental insurance, a matching 401(k) tax deferred savings plan, tuition reimbursement, a health flexible spending account, and the employee discount. The Company reserves the right to change these benefits at any time in its sole discretion, but notwithstanding any such change you shall be entitled to not less than 25 paid time off days consisting of vacation, illness and personal days per year (prorated for partial years).

        (i)    Business Expenses.    The Company shall promptly reimburse you for all reasonable business expenses incurred by you in connection with the performance of the services for the Company upon the presentation of statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

4.    Additional Agreements; Confidentiality.

        (a)    As additional consideration for the Company entering into this Agreement, you agree that for a period of twelve months following the Termination Date, you shall not, directly or indirectly, (i) engage (either as owner, investor, partner, employer, employee, consultant or director) in or otherwise perform services for any Competitive Business (as defined below) which operates within a 100 mile radius of the location of any store of the Company or its affiliates or in the same area as the Company directs its mail order operations or any other area in which the Company or any of its subsidiaries conducts business or in which the Company or any of its subsidiaries'

customers are located as of the Termination Date, provided that the foregoing restriction shall not prohibit you from owning a passive investment of not more than 5% of the total outstanding securities of any publicly-traded company, and (ii) solicit or cause another to solicit any customers or suppliers of the Company or any of its subsidiaries to terminate or otherwise adversely modify their relationship with the Company or any such subsidiary. The term "Competitive Business" means any business in competition with the retail, mail order and internet apparel and accessories business and any other material business the Company or its affiliates is engaged in on the Termination Date, but this provision shall not prohibit your employment or other association with any entity where the Competitive Business conducted by such entity is not a material part of such entity and you do not perform services in respect of the part of such entity that is a Competitive Business other than as Chief Financial Officer or other senior financial or accounting officer of the entire enterprise.

        (b)    During the Employment Period and for a period of two years following the Termination Date, you shall not, directly or indirectly, solicit, hire, or seek to influence the employment decisions of, any employee of the Company or any of its subsidiaries on behalf of any person or entity other than the Company.

        (c)    You agree that during the Employment Period and thereafter you will hold in strict confidence any proprietary or Confidential Information related to the Company or its affiliates. For purposes of this Agreement, the term "Confidential Information" shall mean all information of the Company and its affiliates in whatever form which is not generally known to the public, including without limitation, customer lists, trade practices, marketing techniques, fit specifications, design, pricing structures and practices, research, trade secrets, processes, systems, programs, methods, software, merchandising, distribution, planning, inventory and financial control, store design and staffing. Upon termination of your employment, you shall not take, without the prior written consent of the Company, any drawing, specification or other document or computer record (in whatever form) of the Company or its affiliates embodying any Confidential Information and will return any such information (in whatever form) then in your possession.

        (d)    You also agree that breach of the provisions provided in this Paragraph 4 would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if you breach any of the provisions in this Paragraph 4, the Company will be entitled to an injunction restraining you from violating such provision without the posting of any bond. If the Company shall institute any action or proceeding to enforce the terms of any such provision, you hereby waive the claim or defense that the Company has an adequate remedy at law and you agree not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require you to account for and pay over to the Company, and you hereby agree to account for and pay over, the compensation, profits, monies, accruals and other benefits derived or received by you as a result of any transaction constituting a breach of any of the provisions set forth in this Paragraph 4.

5.    Representations.    The parties hereto hereby represent and warrant that they have the authority to enter into this Agreement and perform their respective obligations hereunder. You hereby represent and warrant to the Company that (i) the execution and delivery of this Agreement and the performance of your duties hereunder shall not constitute a breach of or otherwise violate any other agreements, arrangements or commitments with any other party to which you are a party or by which you are bound, and (ii) you will not use or disclose any confidential and/or proprietary information or trade secrets obtained by you in connection with your former employments with respect to your duties and responsibilities hereunder.

6.    Miscellaneous.

        (a)    Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows:

  If to the Company:

    J. Crew Group, Inc.
    770 Broadway
    Twelfth Floor
    New York, NY 10003
    Attention: General Counsel

  If to you:

    To the address on file with the Company

or to such other address as any party may designate by notice to the other.

        (b)    This Agreement constitutes the entire agreement between you and the Company with respect to your employment by the Company, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to your employment.

        (c)    This Agreement shall inure to the benefit of and be an obligation of the Company's assigns and successors; however you may not assign any of your rights or duties hereunder to any other party.

        (d)    No provision of this Agreement may be amended or waived, unless such amendment or waiver is specifically agreed to in writing and signed by you and an officer of the Company duly authorized to execute such amendment. The failure by either you or the Company at any time to require the performance by the other of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by you or the Company of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

        (e)    You and the Company acknowledge and agree that each of you has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties and not in favor or against either party.

        (f)    Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

        (g)    The Company may withhold from any amounts payable to you hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that you shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

        (h)    This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

        (i)    The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

        (j)    This Agreement and all amendments thereof shall, in all respects, be governed by and construed and enforced in accordance with the internal laws (without regard to principles of conflicts of law) of the State of New York. Each party hereto hereby agrees to and accepts the exclusive jurisdiction of any court in New York County or the U.S. District Court for the Southern District of New York in respect of any action or proceeding relating to the subject matter hereof, expressly waiving any defense relating to jurisdiction or forum non conveniens, and consents to service of process by U.S. certified or registered mail in any action or proceeding with respect to this Agreement.

        (k)    The Company will reimburse you for reasonable legal fees incurred in connection with the negotiation of this Agreement, not to exceed $4,500.

        If the terms of this Agreement meet with your approval, please sign and return one copy to me.

Sincerely,
_________________________________ Lynda Markoe Vice President, Human Resources
AGREED TO AND ACCEPTED:
_________________________________ Amanda Bokman
Date: _____________________, 2004